UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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December 9, 2025

Dear Valued Shareholder,

WE TRULY NEED YOUR VOTE! We would not undertake the expense of yet another email to you unless your vote was vital. We have been trying to reach you regarding the upcoming special shareholder meeting of the North Square Funds (the “Funds”), which is slated for December 19th. We are reaching out again as our records indicate you have one or more accounts that have still yet to be voted. Please note that we would not be reaching out to you unless your vote was necessary for this meeting. Depending on which Fund(s) you hold, you will be asked to vote on the following proposals:

Fund	Proposal	Description	Proxy Materials
ALL Funds except Multi Strategy Fund:	To approve new investment advisory agreements between the Trust, on behalf of each Fund, and North Square Investments, LLC (“NSI”).	If approved, NSI will continue to serve as investment adviser to the Funds and each Fund’s investment objectives, policies, strategies, and fee rates will not change. Additionally, the portfolio managers currently responsible for the day-to-day management of the Funds are expected to continue in those roles. You will still own the same Fund shares and the underlying value of those shares will not change as a result of the Transaction.	CLICK HERE
North Square Preferred and Income Securities Fund ONLY:	To approve an amendment to the fundamental concentration policy of the North Square Preferred and Income Securities Fund.	Currently, the Fund may not invest more than 25% of its total assets in to any one industry or group of industries (other than securities issued by the U.S. government). If approved, the Fund’s concentration policy would be revised to allow for the Fund to invest 25% or more of its total assets, calculated at the time or purchase, in the banking, financial services, and insurance group of industries. NSI, the Fund’s investment adviser, and Red Cedar Investment Management, LLC, the Fund’s investment sub-adviser, are recommending the adoption of the revised concentration policy because they believe it will provide greater investment flexibility and the potential for better investment performance.
North Square Multi Strategy Fund ONLY:	To approve a new investment advisory agreement between the Trust, on behalf of the Fund, and NSI, including a change to the fee payable by the Fund to NSI thereunder.

The advisory fee payable by the Fund under the Current Advisory Agreement is 0.50% for fund assets invested in non-affiliated investments and 0.00% for fund assets invested in affiliated investments. If approved, the advisory fee payable under the New Advisory Agreement would be 0.20% for all fund assets, regardless of whether they are invested in non-affiliated or affiliated investments. NSI will continue to serve as investment adviser to the Fund and the Fund’s investment objectives, policies and strategies will not change.

Additionally, the portfolio managers currently responsible for the day-to-day management of the Fund are expected to continue in those roles. You will still own the same Fund shares and the underlying value of those shares will not change as a result of the Transaction.

CLICK HERE

PLEASE SUBMIT YOUR VOTE TODAY USING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL. Please note that if you hold shares of the Funds across multiple accounts, you will need to submit a vote for each individual account. Please make sure to submit a vote for each of your accounts.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (877) 279-2311 or by email at: NorthSquare@okapipartners.com. Representatives are available Monday through Friday from 9:00 a.m. to 8:00 p.m. EST.